(CB BANCSHARES, INC. LETTERHEAD)

FOR IMMEDIATE RELEASE

Contact:	Dean K. Hirata	Wayne T. Miyao
	Senior Vice President and	Senior Vice President
	Chief Financial Officer	City Bank
	CB Bancshares, Inc.	Phone (808) 535-2590
Phone (808) 535-2583

CB BANCSHARES, INC. REPORTS A 103.7% INCREASE IN
THIRD QUARTER EARNINGS

HONOLULU, HAWAII, October 15, 2003 – CB Bancshares, Inc. (NASDAQ: CBBI), parent company of City Bank, reported consolidated net income of $5.5 million for the third quarter of 2003, an increase of 103.7% over the same quarter last year. Diluted earnings per share of $1.25 for the third quarter of 2003 increased 101.6% over the same quarter last year.

Consolidated net income for the nine months ended September 30, 2003 totaled $13.9 million, an increase of $4.0 million, or 40.5%, over the same period last year. For the nine months ended September 30, 2003, diluted earnings per share was $3.16, an increase of 38.6% over the same period last year.

Consolidated net income for the quarter and nine months ended September 30, 2003 includes $1.9 million ($1.3 million after tax, or $0.29 per share) and $6.2 million ($4.1 million after tax, or $0.93 per share), respectively, in expenses associated with the defense of the unsolicited hostile takeover proposal by Central Pacific Financial Corp. announced on April 16, 2003.

Ronald K. Migita, President and Chief Executive Officer of CB Bancshares, Inc. said, “This quarter’s excellent financial performance is the result of our continued focus on providing quality products and services to our customers while delivering superior shareholder value. Our efforts to improve asset quality, while simultaneously growing core deposits and fee income, have been a critical element in our strong third quarter results. In addition, the California lending and Hawaii mortgage banking operations have continued to be important elements of growth. In combination with our record second quarter results, we are confident that our shareholders can see the true earnings power of our franchise.”

At September 30, 2003, as compared to September 30, 2002, the Company had $1.8 billion in assets, up 16.0%; $1.2 billion in loans, up 10.9%; and $1.2 billion in deposits, up 4.0%.

Net interest income was $20.4 million and $57.9 million for the quarter and nine months ended September 30, 2003, respectively, an increase of $1.2 million, or 6.2%, and $235,000, or 0.4%, respectively, over the same periods in 2002. The slight increase in net interest income for the nine months ended September 30, 2003 was due to a $136.3 million increase in the average balance of interest-earning assets and a $97.3 million increase in the average balance of interest-bearing liabilities, partially offset by a 43 basis points decrease in the net interest margin (to 4.84%).

Noninterest income was $5.0 million and $17.0 million for the quarter and nine months ended September 30, 2003, respectively, an increase of $3.4 million, or 216.1%, and $7.7 million, or 82.6%, respectively, over the same periods in 2002. The increase was due to $800,000 in net gains on the sale of securities for the quarter ended September 30, 2003 as compared to a $1.5 million net loss on the sale of securities during the same period in 2002. In addition, during the quarter ended September 30, 2002, there was a $1.4 million impairment write-down (after-tax effect of $951,000) related to certain securities in the investment portfolio.

Noninterest expense totaled $16.0 million and $48.4 million for the quarter and nine months ended September 30, 2003, respectively, an increase of $3.2 million, or 24.5%, and $8.8 million, or 22.4%, respectively, compared to the same periods in 2002. The increase for the quarter and nine months ended September 30, 2003 was primarily the result of the unsolicited hostile takeover proposal expenses of $1.9 million and $6.2 million, respectively.

The efficiency ratio (excluding the unsolicited hostile takeover proposal expenses, impairment write-down and amortization of intangibles) improved from 57.23% for the nine months ended September 30, 2002 to 56.03% for the nine months ended September 30, 2003. Inclusive of these items, the efficiency ratio was 58.97% and 64.53% for the nine months ended September 30, 2002 and 2003, respectively.

Nonperforming loans and nonperforming assets were $11.1 million and $11.8 million, respectively, at September 30, 2003, which represented decreases of $4.2 million, or 27.3%, and $4.9 million, or 29.3%, respectively, as compared to September 30, 2002. Nonperforming loans as a percentage of total loans decreased 47 basis points from 1.36% at September 30, 2002 to 0.89% at September 30, 2003. The decrease in nonperforming loans was primarily due to a $2.2 million and $1.5 million decrease in the commercial loan and real estate loan categories, respectively, which reflects Management’s continuing focus to improve asset quality and the strengthening of the Hawaii real estate market.

The provision for credit losses was $1.2 million and $6.0 million for the quarter and nine months ended September 30, 2003, respectively, a decrease of $2.8 million, or 71.2%, and $6.9 million, or 53.5%, respectively, compared to the same periods in 2002. The Company’s lower provision versus the same period last year reflects significant improvement in asset quality and the stronger Hawaii economy. Despite the reduction in provision, the allowance for credit losses to total loans increased 18 basis points from 2.38% at September 30, 2002 to 2.56% at September 30, 2003.

At September 30, 2003, total stockholders’ equity was $163.1 million. The consolidated net income for the first nine months of 2003 reflects an annualized return on equity of 11.80% (15.29% excluding the unsolicited hostile takeover proposal expenses). In September 2003, the

Company increased its third quarter cash dividend to $0.36 per common share, an increase of $0.24, or triple the second quarter’s dividend.

CB Bancshares, Inc. is a bank holding company, which provides a full range of banking products and services for small-and-medium-sized businesses and retail customers through its principal subsidiary, City Bank. City Bank maintains 22 branches on the islands of Oahu, Hawaii, Maui and Kauai.

This communication may be deemed to include forward-looking statements, such as statements that relate to CB Bancshares’ financial results. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intent,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” Forward-looking statements are CB Bancshares’ current estimates or expectations of future events or future results. For such statements, CB Bancshares claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. CB Bancshares’ 2002 Annual Report on Form 10-K and other periodic reports to the Securities and Exchange Commission contain additional information about factors that could affect actual results. All forward-looking statements included in this communication are based on information available at the time of the release, and CB Bancshares assumes no obligation to update any forward-looking statement.

CONSOLIDATED FINANCIAL HIGHLIGHTS

CB Bancshares, Inc. and Subsidiaries
At or for the Quarter and Nine Months Ended
September 30, 2003 and 2002

			Change

	2003	2002	Amount	Percent

	(dollars in thousands, except number of shares and per share data)
QUARTER ENDED SEPTEMBER 30:
Net income	$5,544	$2,721	$2,823	103.7%
Net income — adjusted (1)	6,856	3,672	3,184	86.7
Per share data:
Diluted:
Net income	1.25	0.62	0.63	101.6
Net income — adjusted (1)	1.54	0.84	0.70	83.3
Cash dividends	0.36	0.11	0.25	227.3
Average shares outstanding (2)	4,437,658	4,399,642	38,016	0.9
AT SEPTEMBER 30:
Balance sheet:
Total assets	$1,842,958	$1,588,195	$254,763	16.0%
Loans	1,245,343	1,122,680	122,663	10.9
Deposits	1,178,188	1,133,298	44,890	4.0
Stockholders’ equity	163,094	150,743	12,351	8.2
Asset quality:
Nonperforming loans	11,112	15,295	(4,183)	(27.3)
Nonperforming assets (3)	11,819	16,726	(4,907)	(29.3)
Allowance for credit losses	31,852	26,674	5,178	19.4
Per share data:
Book value	38.14	34.93	3.21	9.2
Market value	61.25	31.50	29.75	94.4
NINE MONTHS ENDED SEPTEMBER 30:
Net income	$13,876	$9,878	$3,998	40.5%
Net income — adjusted (1)	17,977	10,829	7,148	66.0
Per share data:
Diluted:
Net income	3.16	2.28	0.88	38.6
Net income — adjusted (1)	4.09	2.50	1.59	63.6
Cash dividends	0.59	0.33	0.26	78.8
Average shares outstanding (2)	4,390,312	4,337,393	52,919	1.2
Balance sheet averages:
Total assets	$1,701,395	$1,556,180	$145,215	9.3%
Loans	1,188,933	1,157,743	31,190	2.7
Earning assets	1,617,005	1,480,667	136,338	9.2
Deposits	1,159,347	1,130,996	28,351	2.5
Stockholders’ equity	157,162	142,565	14,597	10.2
SELECTED FINANCIAL RATIOS:
Return on average:
Total assets (4)	1.09%	0.85%
Total assets — adjusted (1), (4)	1.41	0.93
Stockholders’ equity (4)	11.80	9.26
Stockholders’ equity — adjusted (1), (4)	15.29	10.16
Net interest margin (4)	4.84	5.27
Efficiency ratio (5)	56.03	57.23
Nonperforming loans to total loans (at September 30)	0.89	1.36
Nonperforming assets to total assets (at September 30) (3)	0.64	1.05
Allowance for credit losses to total loans (at September 30)	2.56	2.38
Allowance for credit losses to nonperforming loans (at September 30)	286.65	174.40

Notes:

(1)	Excludes after-tax unsolicited hostile takeover proposal expenses in 2003 and after-tax impairment write-down in 2002 (see supplemental financial information).

(2)	Average outstanding shares retroactively adjusted for the 390,345 and 361,682 common shares issued in connection with the 10% stock dividend distributed to shareholders of record on June 16, 2003 and June 14, 2002, respectively.

(3)	Nonperforming assets consist of nonperforming loans and other real estate owned.

(4)	Annualized.

(5)	Defined as noninterest expense excluding unsolicited hostile takeover proposal expenses, impairment write-down and amortization of intangibles as a percentage of total operating revenue (see supplemental financial information).

Supplemental Financial Information
CB Bancshares, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
At or for the Quarter and Nine Months Ended
September 30, 2003 and 2002

	2003		2002

	Quarter Ended	Nine Months Ended	Quarter Ended	Nine Months Ended

	(dollars in thousands, except per share data)
Net income:
Net income	$5,544	$13,876	$2,721	$9,878
Unsolicited proposal expenses (1)	1,312	4,101	—	—
Impairment write-down (2)	—	—	951	951

Net income, excluding unsolicited proposal expenses and impairment write-down	$6,856	$17,977	$3,672	$10,829

Earnings per share:
Net income	$1.25	$3.16	$0.62	$2.28
Unsolicited proposal expenses (1)	0.29	0.93	—	—
Impairment write-down (2)	—	—	0.22	0.22

Net income, excluding unsolicited proposal expenses and impairment write-down	$1.54	$4.09	$0.84	$2.50

Return on average assets:
Net income		1.09%		0.85%
Unsolicited proposal expenses (1)		0.32		—
Impairment write-down (2)		—		0.08

Net income, excluding unsolicited proposal expenses and impairment write-down		1.41%		0.93%

Return on average stockholders’ equity:
Net income		11.80%		9.26%
Unsolicited proposal expenses (1)		3.49		—
Impairment write-down (2)		—		0.90

Net income, excluding unsolicited proposal expenses and impairment write-down		15.29%		10.16%

Efficiency ratio:
Net interest income		$57,935		$57,700
Noninterest income		16,998		9,308

Total operating revenue (a)		$74,933		$67,008
Add back impairment write-down		—		1,399

Total operating revenue, adjusted (b)		$74,933		$68,407

Noninterest expense (c)		$48,357		$39,514
Unsolicited proposal expenses		(6,151)		—
Amortization of intangibles		(223)		(367)

Noninterest expense, adjusted (d)		$41,983		$39,147

GAAP efficiency ratio (c ÷ a)		64.53%		58.97%

Efficiency ratio, excluding unsolicited proposal expenses, impairment write-down and amortization of intangibles (d ÷ b)		56.03%		57.23%

Notes:

(1)	Represents after-tax expenses associated with the defense of the unsolicited hostile takeover proposal by Central Pacific Financial Corp. announced on April 16, 2003.

(2)	Represents after-tax write-down for impairment of asset backed securities.

CONSOLIDATED STATEMENTS OF INCOME
CB Bancshares, Inc. and Subsidiaries
(Unaudited)

	Quarter ended September 30,		Nine months ended September 30,

(in thousands)	2003	2002	2003	2002

Interest income:
Interest and fees on loans	$21,728	$21,967	$63,689	$68,373
Interest and dividends on investment securities:
Taxable interest income	3,481	3,556	9,865	9,720
Nontaxable interest income	386	390	1,160	1,167
Dividends	406	499	1,300	1,472
Other interest income	8	68	227	102

Total interest income	26,009	26,480	76,241	80,834

Interest expense:
Deposits	2,516	4,356	8,918	14,109
Short-term borrowings	365	68	486	551
Long-term debt	2,709	2,833	8,902	8,474

Total interest expense	5,590	7,257	18,306	23,134

Net interest income	20,419	19,223	57,935	57,700
Provision for credit losses	1,150	3,989	6,030	12,959

Net interest income after provision for credit losses	19,269	15,234	51,905	44,741

Noninterest income:
Service charges on deposit accounts	1,175	1,093	3,417	3,190
Other service charges and fees	1,890	1,895	5,369	5,069
Net realized gains (losses) on sales of securities	800	(1,515)	1,007	(1,619)
Net realized gains on sales of loans	231	696	1,962	1,415
Impairment of asset-backed securities	—	(1,399)	—	(1,399)
Other	927	819	5,243	2,652

Total noninterest income	5,023	1,589	16,998	9,308

Noninterest expense:
Salaries and employee benefits	7,299	6,501	21,862	19,571
Net occupancy expense	1,684	1,627	4,971	4,767
Equipment expense	578	625	1,771	2,185
Unsolicited hostile takeover proposal expenses	1,929	—	6,151	—
Other	4,508	4,092	13,602	12,991

Total noninterest expense	15,998	12,845	48,357	39,514

Income before income taxes	8,294	3,978	20,546	14,535
Income tax expense	2,750	1,257	6,670	4,657

NET INCOME	$5,544	$2,721	$13,876	$9,878

CONSOLIDATED BALANCE SHEETS
CB Bancshares, Inc. and Subsidiaries
(Unaudited)

	September 30,	September 30,
(in thousands)	2003	2002

ASSETS
Cash and due from banks	$45,762	$34,959
Interest-bearing deposits in other banks	1,058	1,040
Federal funds sold	1,500	750
Investment securities:
Held to maturity	164,529	111,806
Available-for-sale	309,470	242,314
Restricted	31,184	29,388
Loans held for sale	82,767	47,792
Loans, net	1,130,724	1,048,214
Premises and equipment	16,117	17,155
Other assets	59,847	54,777

Total assets	$1,842,958	$1,588,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$199,900	$164,153
Interest bearing	978,288	969,145

Total deposits	1,178,188	1,133,298
Short-term borrowings	204,400	45,400
Other liabilities	30,162	26,623
Long-term debt	264,394	229,411
Minority interest in consolidated subsidiary	2,720	2,720

Total liabilities	1,679,864	1,437,452

Stockholders’ equity:
Preferred stock	—	—
Common stock	4,315	3,975
Additional paid-in capital	102,480	81,261
Retained earnings	51,231	60,503
Unreleased shares to employee stock ownership plan	(1,364)	(1,712)
Accumulated other comprehensive income, net of tax	6,432	6,716

Total stockholders’ equity	163,094	150,743

Total liabilities and stockholders’ equity	$1,842,958	$1,588,195